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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                              NEWS RELEASE
--------------------------------------------------------------------------------

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465

            TB WOOD'S REPORTS RESULTS FOR THE FOURTH QUARTER OF 2005

CHAMBERSBURG, PA, (FEBRUARY 14, 2006) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the fourth quarter ended December 31, 2005 was $0.9 million, or $0.23 per share compared to a net income of $0.1 million, or $0.02 per share, excluding the effect of the $9.3 million non-recurring pre-tax gain ($1.09 per share) for the termination of the Company's post-retirement healthcare plan in the fourth quarter 2004. Including the effect of the non-recurring pre-tax gain, fourth quarter 2004 net income was $5.7 million or $1.11 per share. Revenues for the fourth quarter 2005 were $27.7 million, a 12% increase from $24.7 million for the prior year's fourth quarter. During the fourth quarter, the Company completed the buy back of 1.5 million shares of TB Wood's common stock. Had the tender offer not occurred, the fourth quarter earnings would have been reduced by $0.03 per share on a pro-forma basis.

For the full year ending December 31, 2005 net income was $2.4 million, or $0.48 per share compared to a net loss of ($1.0 million), or ($0.20) per share, for 2004, exclusive of the aforementioned non-recurring gain. Including the effect of the fourth quarter 2004 non-recurring pre-tax gain, 2004 net income was $4.6 million or $0.89 per share. Revenues for the full year 2005 were $110.9 million, a 9.2% increase from $101.5 million for the prior year.

William T. Fejes, President and CEO, said, "We are pleased to report much improved performance in the fourth quarter and excellent progress on improving the Company's year-over-year financial performance. Our 2005 fourth quarter earnings increased from 2 cents per share in 2004, exclusive of the non-recurring benefit plan termination gain, to 23 cents per share on a 12% revenue increase. Fourth quarter net income versus the third quarter doubled from 11 cents per share to 23 cents per share as the effects of our September price increase and continuing benefits of our lean initiatives took hold. For the year, our net income was 48 cents per share compared to a loss of 20 cents per share in 2004 after excluding the non-recurring gain in 2004. In 2006, we expect continued improvement in our performance as our markets gather strength and we continue to implement profit improvement initiatives."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates sales and production facilities in the United States, Canada, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.


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                              TB WOOD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 Qtr ended Dec 31             Year ended Dec 31
                                                                2005          2004           2005          2004
                                                            ------------- -------------- ------------- --------------
Net sales                                                       $27,669       $24,696       $110,897      $101,515
Cost of sales                                                    18,647        18,964         77,192        73,792
                                                            ------------- -------------- ------------- --------------
   Gross profit                                                   9,022         5,732         33,705        27,723

Selling, general, and administrative expenses                     7,084         6,589         27,717        28,371
Gain on termination of post-retirement benefit plan                  --         9,258             --         9,258
                                                            ------------- -------------- ------------- --------------

   Operating income                                               1,938         8,401          5,988         8,610

Interest expense and other finance costs                            690           378          2,319         1,585
                                                            ------------- -------------- ------------- --------------

Income before provision for income taxes                          1,248         8,023          3,669         7,025
Income tax expense                                                  302         2,288          1,289         2,407
                                                            ------------- -------------- ------------- --------------

Net income                                                       $  946      $  5,735       $  2,380      $  4,618
                                                            ============= ============== ============= ==============

INCOME PER SHARE OF  COMMON STOCK
Basic:
 Net income                                                       $0.23         $1.11          $0.48         $0.89
                                                            ============= ============== ============= ==============
 Weighted average shares of common stock and equivalents
   outstanding                                                    4,137         5,171          4,933         5,164
                                                            ============= ============== ============= ==============
Diluted:
 Net income                                                       $0.23         $1.11          $0.48         $0.89
                                                            ============= ============== ============= ==============
 Weighted average shares of common stock and equivalents
   outstanding                                                    4,164         5,171          4,950         5,166
                                                            ============= ============== ============= ==============